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                                      EXHIBIT 11

                          ARBOR DRUGS, INC. AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE


                                                            Three Months Ended
                                                               October 31,
(In Thousands)                                              ------------------
                                                             1994        1993
                                                            ------      ------


A.  Net Income  (a)                                        $ 4,709       $ 4,006
                                                           =======       =======
Weighted average number of
common shares outstanding  (a)                              16,343        16,244

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                                          173           123
                                                           -------       -------

B.  Average number of common
    shares and common
    equivalent shares for
    primary earnings per share                              16,517        16,367
                                                           =======       =======

Weighted average number of common
shares outstanding  (a)                                     16,343        16,244

Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market                                                         207           177
                                                           -------       -------


C.  Common shares,
    assuming full
    dilution                                                16,550        16,421
                                                           =======       =======
Primary earnings per
share A  (b)                                               $   .29       $   .24
      B                                                    =======       =======

Fully diluted earnings
per share  A  (b)                                          $   .28       $   .24
           C                                               =======       =======


(a) These amounts agree with the related amounts in the Condensed Consolidated Statements of Income.

(b) The actual difference between reported earnings per share and both primary earnings per share and fully diluted earnings, per share is less than $.01, but due to rounding, is shown as presented.

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